Exhibit 99.1

Intrexon Announces Third Quarter 2018 Financial Results

– Quarterly GAAP revenues of $32.4 million and net loss attributable to Intrexon of $57.3 million including non-cash charges of $38.7 million –

– Adjusted EBITDA of $(28.9) million –

GERMANTOWN, MD, November 8, 2018 – Intrexon Corporation (NASDAQ: XON), a leader in the engineering and industrialization of biology to improve the quality of life and health of the planet, today announced its third quarter financial results for 2018.

Recent Commercial Achievements:

•	Intrexon continues discussions with several major energy companies concerning partnering of its Methane Bioconversion Platform;

•	Site selection on Intrexon’s first 2,3 BDO plant is on track for year end;

•

Okanagan Specialty Fruits, a wholly owned subsidiary of Intrexon, completed the 2018 Arctic® Apple harvest, yielding ten times last year’s production, and expects to make pre-sliced Arctic® apples available through over 500 retail outlets this month;

•	EnviroFlight, Intrexon’s joint venture with Darling Ingredients Inc., is scheduled to open phase one of the largest black soldier fly larvae (BSFL) facility in the U.S. this month; and

•	Intrexon commenced deployment of its Botticelli™ platform, beginning with a collaboration in tomato with a large international producer.

Recent Technical/Business Achievements:

•

Precigen, Inc., a wholly owned subsidiary of Intrexon, recently reported data on a multigenic therapeutic candidate that in appropriate pre-clinical models suggests potential superiority to approved anti-PD-1 checkpoint inhibitors;

•

From Intrexon’s methane bioconversion platform, the Company now is producing 2,3, BDO from natural gas at roughly 50% of the theoretical target yield, has demonstrated performance at 500X scale-up and has conducted sustained production runs exceeding 1,000 hours;

•

Oxitec, Ltd., a wholly owned subsidiary of Intrexon, entered into a second cooperative agreement with the Bill & Melinda Gates Foundation to develop a new strain of Oxitec’s Friendly™ biological engineering platform to develop a self-limiting Anopheles stephensi mosquito to help combat this mosquito that spreads malaria in India, Middle East and the Horn of Africa;

•

ActoBio Therapeutics, Inc., a wholly owned subsidiary of Intrexon, and T1D Partners, LLC, announced that the first patient has been dosed in the Company’s Phase Ib/IIa clinical trial for AG019 for the treatment of early onset type 1 diabetes (T1D);

•

Continuing its expansion into regenerative medicine, Exemplar Genetics, a wholly owned subsidiary of Intrexon, reported the first pig has been born with the potential to produce organs for human transplant;

•	Trans Ova Genetics, a wholly owned subsidiary of Intrexon, created six bull calves that rank at the top of the global Holstein bull population;

•

Intrexon announced advances in the development of its engineered yeast platform to produce cannabinoids for medical use via fermentation. This microbe-based process has potential to provide greater supply-chain security and avoids the resource-intensive isolation that often leads to quality and quantity variability in end products;

•

The U.S. Food and Drug Administration (FDA) recommended amendment of the Association of American Feed Control Officials (AAFCO) ingredient definition of dried BSFL to include feeding to poultry. The approval of BSFL for use in poultry feed expands the potential for this ingredient as a more sustainable source of protein and enables EnviroFlight to support this new market opportunity with its new facility;

•

Collaborator Fibrocell Science, Inc. (NASDAQ: FCSC) reported the FDA granted Fast Track Designation to FCX-013, the company’s clinical stage candidate for the treatment of moderate to severe localized scleroderma, and the FDA’s Office of Orphan Products Development awarded Fibrocell a $1.4 million clinical trial research grant for continued clinical development of FCX-007, the company’s gene therapy candidate for the treatment of recessive dystrophic epidermolysis bullosa (RDEB); and

•	Collaborator Oragenics, Inc. (NYSE: OGEN) announced the resumption of its Phase 2 clinical trial for AG013 for the potential treatment of oral mucositis (OM).

Recent Corporate Highlights:

•	Intrexon completed its registered underwritten public offering of $200 million aggregate principal amount of 3.50% convertible senior notes due in 2023 (Convertible Notes);

•

Precigen Inc., a wholly owned subsidiary of Intrexon, and Ziopharm Oncology, Inc. (NASDAQ: ZIOP) announced a new definitive license agreement to replace all existing agreements between the companies that will provide Ziopharm exclusive and non-exclusive rights to technology controlled by Precigen, Inc., as well as securing for Precigen developmental control over the majority of its portfolio.

•

The Company, through its subsidiary ActoBio Therapeutics, acquired the remaining interests in certain entities previously owned by a related party. As a result, ActoBio owns the exclusive rights to use its technologies to develop therapeutics in the fields of chronic rhinosinusitis and celiac disease;

•

Intrexon transferred its stock exchange listing from the New York Stock Exchange (NYSE) to the Nasdaq Global Select Market (Nasdaq) and began trading under “XON” ticker on the Nasdaq exchange on September 25, 2018; and

•	Intrexon announced the formation of a Bioinformatics Hub in Munich, establishing Intrexon Bioinformatics Germany GmbH (IBG).

Third Quarter 2018 Financial Highlights:

•	Total revenues of $32.4 million, a decrease of 30% from the third quarter of 2017;

•	Net loss of $57.3 million attributable to Intrexon, or $(0.44) per basic share, including non-cash charges of $38.7 million;

•	Adjusted EBITDA of $(28.9) million, or $(0.22) per basic share;

•

The net change in deferred revenue related to upfront and milestone payments, which represents the cash and stock received from collaborators less the amount of revenue recognized during the period, was a decrease of $17.3 million compared to a decrease of $8.6 million in the third quarter of 2017; and

•

Cash, cash equivalents, and short-term investments totaled $246.6 million, the value of preferred shares totaled $158.4 million, and the value of common equity securities totaled $4.7 million at September 30, 2018.

Year-to-Date 2018 Financial Highlights:

•	Total revenues of $117.4 million, a decrease of 24% from the nine months ended September 30, 2017;

•	Net loss of $168.9 million attributable to Intrexon, or $(1.31) per basic share, including non-cash charges of $109.0 million;

•	Adjusted EBITDA of $(75.3) million, or $(0.58) per basic share; and

•

The net change in deferred revenue related to upfront and milestone payments, which represents the cash and stock received from collaborators less the amount of revenue recognized during the period, was a decrease of $34.5 million compared to a decrease of $28.2 million in the nine months ended September 30, 2017.

“Our company is transitioning from one with great science and technology to one with great products and product candidates that embody our engineered biology,” commented Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon. “Recognizing our requirements, we are fully occupied on the development of systems, teams and plans to successfully commercialize products that we believe will be transformative in their fields.”

Mr. Kirk concluded, “While we do not underestimate the challenges that face us – or anyone – in making such a transition, we have persevered in the execution of our plans laid long ago and believe that we are seeing the fruits of our prior labors. It long has been our goal to create one of the truly great companies in the world and all of us at intrexon are excited to be where we are today and looking with great anticipation toward our future.”

Third Quarter 2018 Financial Results Compared to Prior Year Period

Total revenues decreased $13.6 million, or 30%, from the quarter ended September 30, 2017. Collaboration and licensing revenues decreased $13.8 million from the quarter ended September 30, 2017 due to (i) a decrease in research and development services for certain of the Company’s exclusive channel collaborations, or ECCs, as the Company redeployed certain resources towards supporting prospective new platforms and partnering opportunities and began to focus more on the further development of relationships and structures that provide the Company with more control and ownership over the development process and commercialization path, (ii) a decrease in research and development services for certain of the Company’s ECCs as a result of program progression where the Company’s collaborators have taken responsibility of the execution of the programs, (iii) changes in revenue recognition for upfront and milestone payments under the new Accounting Standards Codification 606, or ASC 606, revenue standard whereby revenues are recognized based on the amount of services the Company performs for its collaborators, and (iv) the mutual termination of the Company’s second ECC with ZIOPHARM for the treatment of graft-versus-host disease in December 2017. Gross margin on products declined in the current period as a result of increased operating costs associated with new product offerings and cloned products. Gross margin on services improved in the current period as a result of pricing changes and an increase in the number of embryos produced per bovine in vitro fertilization cycle due to improved production results.

Research and development expenses increased $8.4 million, or 23%, and include $8.7 million expense related to in-process research and development reacquired as part of an asset acquisition in September 2018. Although selling, general and administrative (SG&A) expenses were consistent period over period, legal and professional fees decreased $2.9 million primarily due to a decline in the use of regulatory and other consultants. This decrease was offset primarily by higher compensation expenses related to performance and retention incentives for SG&A employees.

Year-to-Date 2018 Financial Results Compared to Prior Year Period

Total revenues decreased $36.6 million, or 24%, from the nine months ended September 30, 2017. Collaboration and licensing revenues decreased $37.8 million from the nine months ended September 30, 2017 primarily due to (i) a decrease in research and development services for certain of the Company’s ECCs as the Company redeployed certain resources towards supporting prospective new platforms and partnering opportunities and began to focus more on the further development of relationships and structures that provide the Company with more control and ownership over the development process and commercialization path, (ii) a decrease in research and development services for certain of the Company’s ECCs as a result of program progression where the Company’s collaborators have taken responsibility of the execution of the programs, (iii) changes in revenue recognition for upfront and milestone payments under the new ASC 606 revenue standard whereby revenues are recognized based on the amount of services the Company performs for its collaborators, and (iv) the mutual termination of the Company’s second ECC with ZIOPHARM for the treatment of graft-versus-host disease in December 2017. Product revenues decreased $2.2 million or 9% primarily due to lower customer demand for live calves, cows previously used in production, and cloned products. These decreases were partially offset by increased customer demand for pregnant recipients. Gross margin on products declined in the current period as a result of lower product sales and increased operating costs associated with new product offerings and cloned products. The increase in service revenues of $2.5 million, or 7%, as well as the gross margin thereon relates to pricing changes and an increase in the number of embryos produced per bovine in vitro fertilization cycle due to improved production results.

Research and development expenses increased $19.4 million, or 19%, and include (i) $8.7 million expense related to in-process research and development reacquired as part of an asset acquisition in September 2018 and (ii) $5.3 million of one-time costs associated with closing one of Oxitec’s Brazilian subsidiary’s leased research and development facilities as the Company decentralized operations previously conducted in this facility. Research and development consultants and lab supplies increased $3.1 million primarily due to increased expenses from contract research organizations and consultants providing services for both programs being developed internally and pursuant to some of the Company’s collaborations. Depreciation and amortization increased $2.1 million primarily as a result of the depreciation expense on research and development assets and amortization of developed technology acquired from GenVec, Inc. in June 2017. Although SG&A expenses were consistent period over period, legal and professional fees decreased $7.5 million primarily due to decreased legal fees associated with ongoing litigation and decreased fees incurred for regulatory and other consultants. This decrease was offset by an increase of $6.9 million in compensation expenses related to performance and retention incentives for SG&A employees.

Conference Call and Webcast

The Company will host a conference call today Thursday, November 8th, at 5:30 PM ET to discuss the third quarter 2018 financial results and provide a general business update. The conference call may be accessed by dialing 1-888-317-6003 (Domestic US), 1-866-284-3684 (Canada), and 1-412-317-6061 (International) and providing the number 8225818 to join the Intrexon Corporation Call. Participants may also access the live webcast through Intrexon’s website in the Investors section at http://investors.dna.com/events.

About Intrexon Corporation

Intrexon Corporation (NASDAQ: XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. Intrexon’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com or follow us on Twitter at @Intrexon, on Facebook, and LinkedIn.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA and Adjusted EBITDA per share, which are non-GAAP financial measures within the meaning of applicable rules and regulations of the Securities and Exchange Commission (SEC). For a reconciliation of these measures to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles and for a discussion of the reasons why the company believes that these non-GAAP financial measures provide information that is useful to investors see the tables below under “Reconciliation of GAAP to Non-GAAP Measures.” Such information is provided as additional information, not as an alternative to Intrexon’s consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of the Intrexon’s current financial performance.

Trademarks

Intrexon, Arctic, Botticelli, Friendly, Powering the Bioindustrial Revolution with Better DNA, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release include, but are not limited to, statements regarding clinical and pre-clinical development activities by Intrexon and its collaborators, commercial and business development plans and the submission of regulatory filings. These forward-looking statements are based upon Intrexon’s current expectations and projections about future events and generally relate to Intrexon’s plans, objectives and expectations for the development of Intrexon’s business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. These risks and uncertainties include, but are not limited to, (i) Intrexon’s strategy and overall approach to its business model, including its ability to successfully enter into optimal strategic relationships with its subsidiaries and operating companies that Intrexon may form in the future; (ii) Intrexon’s ability to successfully enter new markets or develop additional products, whether with its collaborators or independently; (iii) actual or anticipated variations in Intrexon’s operating results; (iv) actual or anticipated fluctuations in Intrexon’s competitors’ or its collaborators’ operating results or changes in their respective growth rates; (v) Intrexon’s cash position; (vi) market conditions in Intrexon’s industry; (vii) the volatility of Intrexon’s stock price; (viii) Intrexon’s ability, and the ability of its collaborators, to protect Intrexon’s intellectual property and other proprietary rights and technologies; (ix) Intrexon’s ability, and the ability of its collaborators, to adapt to changes in laws or regulations and policies; (x) the outcomes of pending or future litigation; (xi) the rate and degree of market acceptance of any products developed by a collaborator under an ECC or through a joint venture; (xii) Intrexon’s ability to retain and recruit key personnel; (xiii) Intrexon’s expectations related to the use of proceeds from its public offerings and other financing efforts; (xiv) Intrexon’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and (xv) Intrexon’s expectations relating to its subsidiaries and other affiliates. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Intrexon’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intrexon’s Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Intrexon’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intrexon undertakes no duty to update this information unless required by law.

###

For more information regarding Intrexon Corporation, contact:

Investor Contact: Steven Harasym Vice President, Investor Relations Tel: +1 (214) 721-0607 investors@dna.com	Corporate Contact: Marie Rossi, PhD Vice President, Communications Tel: +1 (301) 556-9850 publicrelations@dna.com

Intrexon Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)	September 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$82,417	$68,111
Restricted cash	6,987	6,987
Short-term investments	164,162	6,273
Equity securities	714	5,285
Receivables
Trade, net	18,161	19,775
Related parties, net	8,841	17,913
Other	3,305	2,153
Inventory	18,294	20,493
Prepaid expenses and other	7,589	7,057

Total current assets	310,470	154,047
Equity securities, noncurrent	3,983	9,815
Investments in preferred stock	158,421	161,225
Property, plant and equipment, net	122,707	112,674
Intangible assets, net	213,244	232,877
Goodwill	151,276	153,289
Investments in affiliates	17,944	18,870
Other assets	2,370	4,054

Total assets	$980,415	$846,851

Current liabilities
Accounts payable	$8,522	$8,701
Accrued compensation and benefits	23,885	6,474
Other accrued liabilities	20,998	21,080
Deferred revenue	38,036	42,870
Lines of credit	200	233
Current portion of long-term debt	546	502
Related party payables	143	313

Total current liabilities	92,330	80,173
Long-term debt, net of current portion	183,133	7,535
Deferred revenue, net of current portion	136,942	193,527
Deferred tax liabilities, net	9,363	15,620
Other long-term liabilities	3,204	3,451

Total liabilities	424,972	300,306

Commitments and contingencies
Total equity
Common stock	—	—
Additional paid-in capital	1,552,379	1,397,005
Accumulated deficit	(990,080)	(847,820)
Accumulated other comprehensive loss	(22,900)	(15,554)

Total Intrexon shareholders’ equity	539,399	533,631
Noncontrolling interests	16,044	12,914

Total equity	555,443	546,545

Total liabilities and total equity	$980,415	$846,851

Intrexon Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(Amounts in thousands, except share and per share data)
	2018	2017	2018	2017
Revenues
Collaboration and licensing revenues	$14,324	$28,155	$51,622	$89,384
Product revenues	6,829	7,670	23,549	25,780
Service revenues	10,414	9,975	40,379	37,890
Other revenues	881	216	1,839	899

Total revenues	32,448	46,016	117,389	153,953

Operating Expenses
Cost of products	8,877	8,001	28,046	25,625
Cost of services	6,449	7,013	21,127	21,805
Research and development	44,885	36,472	124,072	104,663
Selling, general and administrative	38,708	39,277	112,872	113,258

Total operating expenses	98,919	90,763	286,117	265,351

Operating loss	(66,471)	(44,747)	(168,728)	(111,398)

Other Income (Expense), Net
Unrealized and realized appreciation (depreciation) in fair value of equity securities and preferred stock, net	(7,287)	2,175	(27,565)	9,240
Interest expense	(3,999)	(138)	(4,240)	(498)
Interest and dividend income	6,107	5,070	17,323	14,437
Other income (expense), net	1,452	(1,021)	571	4,453

Total other income (expense), net	(3,727)	6,086	(13,911)	27,632
Equity in net loss of affiliates	(2,870)	(2,993)	(9,880)	(11,273)

Loss before income taxes	(73,068)	(41,654)	(192,519)	(95,039)
Income tax benefit	14,322	818	19,535	2,164

Net loss	$(58,746)	$(40,836)	$(172,984)	$(92,875)
Net loss attributable to the noncontrolling interests	1,422	1,147	4,113	3,123

Net loss attributable to Intrexon	$(57,324)	$(39,689)	$(168,871)	$(89,752)

Net loss attributable to Intrexon per share, basic and diluted	$(0.44)	$(0.33)	$(1.31)	$(0.75)

Weighted average shares outstanding, basic and diluted	129,518,989	120,518,885	128,843,991	119,741,291

Intrexon Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

Adjusted EBITDA and Adjusted EBITDA per share. To supplement Intrexon’s financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Intrexon presents Adjusted EBITDA and Adjusted EBITDA per share. A reconciliation of Adjusted EBITDA to net income or loss attributable to Intrexon under GAAP appears below. Adjusted EBITDA is a non-GAAP financial measure that Intrexon calculates as net income or loss attributable to Intrexon adjusted for income tax expense or benefit, interest expense, depreciation and amortization, stock-based compensation, shares issued as compensation for services, impairment loss, expense for in-process research and development acquired in an asset acquisition, bad debt expense, litigation expense, realized and unrealized appreciation or depreciation in the fair value of equity securities and preferred stock, and equity in net loss of affiliates. Adjusted EBITDA and Adjusted EBITDA per share are key metrics for Intrexon’s management and Board of Directors for evaluating the Company’s financial and operating performance, generating future operating plans and making strategic decisions about the allocation of capital. Intrexon’s management and Board of Directors believe that Adjusted EBITDA and Adjusted EBITDA per share are useful to understand the long-term performance of Intrexon’s core business and facilitate comparisons of the Company’s operating results over multiple reporting periods. Intrexon is providing this information to investors and others to assist them in understanding and evaluating the Company’s operating results in a manner similar to how its management and Board of Directors evaluate operating results (except for the impact of the change in deferred revenue related to upfront and milestone payments, which is adjusted in the measures evaluated by management and the Board of Directors as discussed below). While Intrexon believes that its non-GAAP financial measures are useful in evaluating its business, and may be of use to investors, this information should be considered supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as non-GAAP financial measures presented by other companies. Adjusted EBITDA and Adjusted EBITDA per share are not measures of financial performance under GAAP, and are not intended to represent cash flows from operations nor earnings per share under GAAP and should not be used as an alternative to net income or loss as an indicator of operating performance or to represent cash flows from operating, investing or financing activities as a measure of liquidity. Intrexon compensates for the limitations of Adjusted EBITDA and Adjusted EBITDA per share by using them only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business. Adjusted EBITDA and Adjusted EBITDA per share have limitations as an analytical tool and you should not consider them in isolation or as a substitute for analysis of Intrexon’s results as reported under GAAP.

In addition to the reasons stated above, which are generally applicable to each of the items Intrexon excludes from its non-GAAP financial measure, Intrexon believes it is appropriate to exclude certain items from the definition of Adjusted EBITDA for the following reasons:

•	Interest expense may be subject to changes in interest rates which are beyond Intrexon’s control;

•

Depreciation of Intrexon’s property and equipment and amortization of acquired identifiable intangibles can be affected by the timing and magnitude of business combinations and capital asset purchases;

•

Stock-based compensation expense is a noncash expense and may vary significantly based on the timing, size and nature of awards granted and also because the value is determined using formulas which incorporate variables, such as market volatility;

•	Shares issued as compensation for services and bad debt expense are noncash expenses which Intrexon excludes in evaluating its financial and operating performance;

•

Impairment loss is a noncash expense which represents the write down of the book value of acquired goodwill and intangible assets when fair value is determined to be less than book value. These charges are nonrecurring and may vary significantly based on economic, regulatory, political and other circumstances;

•

Expense for in-process research and development acquired in an asset acquisition is a noncash expense which is expected to be an infrequent item and may vary significantly based on the scope of the repurchased rights;

•

Unrealized and realized appreciation or depreciation in the fair value of securities which Intrexon holds in its collaborators may be significantly impacted by market volatility and other factors which are outside of the Company’s control in the short term and Intrexon intends to hold these securities over the long term, except as otherwise disclosed; and

•

Equity in net loss of affiliate reflects Intrexon’s proportionate share of the income or loss of entities over which the Company has significant influence, but not control, and accounts for using the equity method of accounting. Intrexon believes excluding the impact of such losses or gains on these types of strategic investments from its operating results is important to facilitate comparisons between periods.

Furthermore, supplemental information about the impact of the change in deferred revenue related to upfront and milestone payments is provided below. GAAP requires Intrexon to account for its collaborations as multiple-element arrangements. As a result, the Company initially defers certain collaboration revenues because certain of its performance obligations cannot be separated and must be accounted for as one unit of accounting. The collaboration revenues that Intrexon so defers arise from upfront and milestone payments received from the Company’s collaborators, which Intrexon recognizes over the future performance period even though the Company’s right to such consideration is neither contingent on the results of Intrexon’s future performance nor refundable in the event of nonperformance. The supplemental information about the change in deferred revenue removes the noncash revenue recognized during the period and includes the cash and stock received from collaborators for upfront and milestone payments during the period. Management and the Board of Directors consider this information in evaluating Intrexon’s operating performance as they believe it permits the quarterly and annual comparisons of the Company’s ability to consummate new collaborations or to achieve significant milestones with existing collaborators.

The following table presents a reconciliation of net loss attributable to Intrexon to EBITDA and also to Adjusted EBITDA, as well as the calculation of Adjusted EBITDA per share, for each of the periods indicated:

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
	(In thousands)
Net loss attributable to Intrexon	$(57,324)	$(39,689)	$(168,871)	$(89,752)
Interest expense	3,985	122	4,196	451
Income tax benefit	(14,322)	(818)	(19,535)	(2,164)
Depreciation and amortization	8,023	7,866	24,540	22,502

EBITDA	$(59,638)	$(32,519)	$(159,670)	$(68,963)
Stock-based compensation	8,094	12,042	28,246	31,913
Shares issued as payment for services	2,917	2,730	8,404	8,440
Expense for in-process research and development acquired in an assets acquisition	8,721	—	8,721	—
Bad debt expense	808	511	1,597	1,093
Unrealized and realized (appreciation) depreciation in fair value of equity securities and preferred stock, net	7,287	(2,175)	27,565	(9,240)
Equity in net loss of affiliates	2,870	2,993	9,880	11,273

Adjusted EBITDA	$(28,941)	$(16,418)	$(75,257)	$(25,484)

Weighted average shares outstanding, basic and diluted	129,518,989	120,518,885	128,843,991	119,741,291
Adjusted EBITDA per share, basic and diluted	$(0.22)	$(0.14)	$(0.58)	$(0.21)

Supplemental information:
Impact of change in deferred revenue related to upfront and milestone payments	$(17,328)	$(8,613)	$(34,536)	$(28,218)